Exhibit 99.1

ENTERTAINMENT PROPERTIES TRUST REPORTS

THIRD QUARTER RESULTS

Kansas City, MO, November 2, 2011 — Entertainment Properties Trust (NYSE:EPR) today announced operating results for the third quarter and nine months ended September 30, 2011.

Total revenue was $76.0 million for the third quarter of 2011, representing a 2% increase from $74.5 million for the same quarter in 2010. Net income available to common shareholders was $25.7 million, or $0.55 per diluted common share, for the third quarter of 2011 compared to $27.5 million, or $0.58 per diluted common share, for the same quarter in 2010. Funds From Operations (FFO) for the third quarter of 2011 was $37.6 million, or $0.80 per diluted common share, compared to $40.7 million, or $0.87 per diluted common share, for the same period in 2010. FFO as adjusted for the third quarter of 2011 was $40.5 million, or $0.86 per diluted common share, compared to $40.7 million, or $0.87 per diluted common share, for the same period in 2010.

Total revenue was $224.1 million for the nine months ended September 30, 2011 representing a 4% increase from $215.2 million for the same period in 2010. Net income available to common shareholders was $52.4 million, or $1.12 per diluted common share, for the nine months ended September 30, 2011 compared to $58.0 million, or $1.29 per diluted common share, for the same period in 2010. FFO for the nine months ended September 30, 2011 was $71.6 million, or $1.53 per diluted common share, compared to $96.2 million, or $2.14 per diluted common share, for the same period in 2010. FFO as adjusted for the nine months ended September 30, 2011 was $118.4 million, or $2.52 per diluted common share, compared to $111.6 million, or $2.48 per diluted common share, for the same period in 2010.

David Brain, President and CEO, commented, “We continue to deliver solid, consistent operating results in our primary entertainment and charter school businesses due to the ongoing resilience of theatres and increasing demand for public charter schools. Opportunities in our primary categories are beginning to accelerate which should carry forward into 2012. Additionally, during the quarter we made significant enhancements to our credit facility and redeemed our Series B Preferred shares. These steps reduce our cost of capital and will drive higher shareholder returns.”

A reconciliation of FFO to FFO as adjusted follows (dollars in millions, except per share amounts):

	Three Months Ended September 30,
	2011		2010
	Amount	FFO/share	Amount	FFO/share
FFO	$37.6	$0.80	$40.7	$0.87
Transaction costs	0.1	—	—	—
Preferred share redemption costs	2.8	0.06	—	—

FFO as adjusted	$40.5	$0.86	$40.7	$0.87

Dividends declared per common share		$0.70		$0.65
FFO payout ratio, as adjusted		81%		75%

	Nine Months Ended September 30,
	2011		2010
	Amount	FFO/share	Amount	FFO/share
FFO	$71.6	$1.53	$96.2	$2.14
Costs associated with loan refinancing	6.4	0.14	15.6	0.35
Transaction costs	1.5	0.03	7.6	0.16
Provision for loan losses	—	—	0.7	0.02
Impairment charges	36.1	0.76	—	—
Gain on acquisition	—	—	(8.5)	(0.19)
Preferred share redemption costs	2.8	0.06	—	—

FFO as adjusted	$118.4	$2.52	$111.6	$2.48

Dividends declared per common share		$2.10		$1.95
FFO payout ratio, as adjusted		83%		79%

Portfolio Update

As of September 30, 2011, the Company’s real estate portfolio consisted of 112 megaplex theatres (including two joint venture properties) totaling approximately 8.8 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling 4.6 million square feet. The Company also owned 34 public charter schools (including one public charter school property under construction), five vineyards totaling approximately 726 plantable acres and eight wineries totaling approximately 640 thousand square feet. At September 30, 2011, the Company’s megaplex theatres were 99% occupied, public charter schools were 100% occupied, and its overall real estate portfolio was 97% occupied.

In addition, as of September 30, 2011, the Company’s real estate mortgage loan portfolio had a carrying value of $315.2 million and included financing provided for entertainment, retail and recreational properties, including ten metropolitan ski areas covering approximately 6,100 acres in six states.

Investment Update

The Company’s investment spending in the third quarter totaled $36.4 million bringing the total for the nine months ended September 30, 2011 to $106.9 million. The Company’s investment activity in the third quarter included $19.7 million for the completion of six public charter school properties and the purchase of one public charter school property for development located in Colorado. In addition, the Company expects to initiate several build-to-suit projects in the fourth quarter, including three or four new public charter schools as well as four or five new theatres.

Vineyards and Wineries

The Company continues to make progress on the sale of its investments in vineyards and wineries. During the third quarter, the Company completed the sale of a 60 acre vineyard and winery facility in Paso Robles, California for $13.3 million and a gain on sale of $16 thousand was recognized during the three months ended September 30, 2011.

Balance Sheet Update

The Company’s balance sheet remains strong with a debt to gross assets ratio (defined as total long-term debt to total assets plus accumulated depreciation) of 37% at September 30, 2011 and no debt maturities through September 2012. Combined unrestricted cash and credit line capacity at September 30, 2011, as adjusted for the additional capacity available under the amended and restated revolving credit facility further discussed below, was approximately $219.0 million.

Capital Markets Update

On August 31, 2011, the Company redeemed all $80.0 million of its callable 7.75% Series B preferred shares at par plus prorated dividends. In conjunction with the redemption, the Company recognized a charge during the quarter of $2.8 million representing the original issuance costs that were paid in 2005 and other redemption related expenses.

On October 13, 2011, the Company amended and restated its unsecured revolving credit facility. The facility was increased from $382.5 million to $400.0 million and contains an accordion feature in which the facility can be increased by up to an additional $100.0 million subject to certain conditions, including lender consent. The facility is priced based on a grid related to the Company’s senior unsecured credit ratings, with pricing at closing of LIBOR plus 160 basis points, a 140 basis point reduction in the credit spread from the former facility. The new facility has a maturity date of October 13, 2015 with a one year extension available at the Company’s option.

Dividend Information

On September 16, 2011, the Company declared a regular quarterly cash dividend of $0.70 per common share, which was paid on October 17, 2011 to common shareholders of record on September 30, 2011. This dividend represents an annualized dividend of $2.80 per common share, an increase of 8% over the prior year. The Company also declared and paid third quarter cash dividends of $0.3594 per share on the 5.75% Series C Convertible Preferred Shares, $0.4609 per share on the 7.375% Series D Preferred Shares and $0.5625 per share on the 9.00% Series E Convertible Preferred Shares.

Guidance Update

The Company is tightening its guidance toward the upper end of its previous range. The guidance range for FFO as adjusted per share is being revised to $3.37 to $3.42 from $3.35 to $3.42. Including charges of $0.99 per diluted share for costs associated with loan refinancing, transaction costs, impairment charges and the charge related to the Series B preferred redemption, the revised guidance for FFO per diluted share is $2.38 to $2.43. The Company expects 2011 investment spending to total approximately $150 million as a number of projects initiated in 2011 will be continuing into 2012.

The Company is introducing its 2012 guidance for FFO per diluted share of $3.44 to $3.64. The Company is also introducing 2012 investment spending guidance of $250 to $300 million, roughly one-third of which relates to expected carry-over spending on theatre and public charter school build-to-suit projects initiated in 2011.

Quarterly Supplemental

The Company’s supplemental information package for the third quarter and nine months ended September 30, 2011 is available on the Company’s website at www.eprkc.com.

ENTERTAINMENT PROPERTIES TRUST

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Rental revenue	$56,849	$56,795	$168,255	$163,338
Tenant reimbursements	4,419	4,153	13,596	12,443
Other income	165	235	320	485
Mortgage and other financing income	14,562	13,295	41,881	38,900

Total revenue	75,995	74,478	224,052	215,166

Property operating expense	5,960	6,675	18,709	17,975
Other expense	629	340	1,823	716
General and administrative expense	4,555	4,076	15,127	13,795
Costs associated with loan refinancing	—	—	6,163	11,383
Interest expense, net	17,911	19,227	54,021	53,067
Transaction costs	148	11	1,497	376
Provision for loan losses	—	—	—	700
Impairment charges	—	—	27,115	—
Depreciation and amortization	12,036	11,582	35,887	33,457

Income before equity in income from joint ventures and discontinued operations	34,756	32,567	63,710	83,697
Equity in income from joint ventures	676	706	2,231	1,362

Income from continuing operations	$35,432	$33,273	$65,941	$85,059

Discontinued operations:
Income (loss) from discontinued operations	115	1,572	1,990	(6,640)
Impairment charges	—	—	(8,941)	—
Gain on acquisition	—	—	—	8,468
Transaction costs	—	—	—	(7,270)
Gain (loss) on sale of real estate	16	198	18,309	(736)

Net income	35,563	35,043	77,299	78,881
Add: Net loss (income) attributable to noncontrolling interests	(11)	(34)	(13)	1,791

Net income attributable to Entertainment Properties Trust	35,552	35,009	77,286	80,672
Preferred dividend requirements	(7,034)	(7,552)	(22,138)	(22,655)
Series B preferred share redemption costs	(2,769)	—	(2,769)	—

Net income available to common shareholders of Entertainment Properties Trust	$25,749	$27,457	$52,379	$58,017

Per share data attributable to Entertainment Properties Trust common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.55	$0.55	$0.88	$1.39
Income (loss) from discontinued operations	—	0.04	0.24	(0.09)

Net income available to common shareholders	$0.55	$0.59	$1.12	$1.30

Diluted earnings per share data:
Income from continuing operations	$0.55	$0.55	$0.88	$1.38
Income (loss) from discontinued operations	—	0.03	0.24	(0.09)

Net income available to common shareholders	$0.55	$0.58	$1.12	$1.29

Shares used for computation (in thousands):
Basic	46,680	46,511	46,611	44,757
Diluted	46,918	46,809	46,874	45,037

ENTERTAINMENT PROPERTIES TRUST

Reconciliation of Net Income Available to Common Shareholders

to Funds From Operations (FFO) (A)

(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income available to common shareholders of Entertainment Properties Trust	$25,749	$27,457	$52,379	$58,017
Loss (gain) on sale of real estate	(16)	(198)	(18,309)	736
Real estate depreciation and amortization	11,765	13,334	37,237	39,135
Allocated share of joint venture depreciation	113	81	334	218
Noncontrolling interest	—	—	—	(1,905)

FFO available to common shareholders of Entertainment Properties Trust	$37,611	$40,674	$71,641	$96,201

FFO per common share attributable to Entertainment Properties Trust:
Basic	$0.81	$0.87	$1.54	$2.15
Diluted	0.80	0.87	1.53	2.14

Shares used for computation (in thousands):
Basic	46,680	46,511	46,611	44,757
Diluted	46,918	46,809	46,874	45,037

Other financial information:
Straight-lined rental revenue	92	426	668	1,241
Dividends per common share	$0.70	$0.65	$2.10	$1.95

(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under Generally Accepted Accounting Principles (GAAP) and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO, as defined under the NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company’s operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus charges for loan losses, costs associated with loan refinancing, preferred share redemption costs, impairments and transaction costs, less gain on acquisitions. FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company’s operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company’s 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company’s 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three and nine months ended September 30, 2011 and 2010 because the effect is anti-dilutive.

ENTERTAINMENT PROPERTIES TRUST

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	As of	As of
	September 30, 2011	December 31, 2010
	(unaudited)
Assets
Rental properties, net of accumulated depreciation of $322,736 and $296,784 at September 30, 2011 and December 31, 2010, respectively;	$1,798,947	$2,020,191
Rental properties held for sale, net	4,696	6,432
Land held for development	184,457	184,457
Property under development	15,075	5,967
Mortgage notes and related accrued interest receivable, net	315,204	305,404
Investment in a direct financing lease, net	253,344	226,433
Investment in joint ventures	24,667	22,010
Cash and cash equivalents	14,302	11,776
Restricted cash	28,314	16,279
Intangible assets, net	4,670	35,644
Deferred financing costs, net	16,768	20,371
Accounts receivable, net	34,389	39,814
Notes and related accrued interest receivable, net	5,055	5,127
Other assets	26,009	23,515

Total assets	$2,725,897	$2,923,420

Liabilities and Equity
Accounts payable and accrued liabilities	$38,029	$56,488
Dividends payable	38,709	37,804
Unearned rents and interest	13,599	6,691
Long-term debt	1,138,839	1,191,179

Total liabilities	1,229,176	1,292,162
Entertainment Properties Trust shareholders’ equity	1,468,689	1,603,239
Noncontrolling interests	28,032	28,019

Equity	1,496,721	1,631,258

Total liabilities and equity	$2,725,897	$2,923,420

About Entertainment Properties Trust

Entertainment Properties Trust (NYSE:EPR) is a specialty real estate investment trust (REIT) that invests in properties in select categories which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total assets exceed $2.7 billion and include megaplex movie theatres and adjacent retail, public charter schools and other destination recreational and specialty investments. We adhere to rigorous underwriting and investing criteria, centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com or from Brian Moriarty at 888-EPR-REIT

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “expects,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would,” “may” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. In addition, references to our budgeted amounts and guidance are forward looking statements. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.